Exhibit 10.157

EXECUTION COPY

GENER8 MARITIME, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 22, 2015 (the “Effective Date”) between Gener8 Maritime, Inc., a Marshall Islands corporation (the “Company”), and Peter Georgiopoulos (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive following the date hereof, initially as the Chairman of the Board and Chief Executive Officer (“CEO”) of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      POSITION AND DUTIES.

(a)                                 During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chairman of the Board of the Company and its CEO and report to the Board of Directors of the Company (the “Board”).  In this capacity, the Executive shall have the duties, authorities and responsibilities consistent with the Chairman and CEO position in a company the size and nature of the Company and such other duties, authorities and responsibilities, consistent with his Chairman and CEO position, as shall be determined by the Board from time to time.

(b)                                 During the Employment Term, the Executive shall devote at least 50% of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) with the prior written approval of the Board (which approval will not be unreasonably withheld), serving on the boards of directors of other businesses, (ii) serving on the boards of directors of charitable organizations and participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing the Executive’s and his family’s passive personal investments, (iv) being employed by or providing services to Maritime Equity Management LLC, a Marshall Islands limited liability company (“MEM”), in connection with MEM’s performance of the Management Agreement, dated as of March 15, 2010, by and between MEM, and Maritime Equity Partners LLC, a Marshall Islands limited liability company (“MEP”), (v) being employed by or otherwise involved with Genco Shipping & Trading Limited (“Genco”) or any of Genco’s subsidiaries or affiliates, (vi) being employed by or otherwise involved with Baltic Trading Limited (“Baltic”) or any of Baltic’s subsidiaries or affiliates, (vii) being employed by or otherwise involved in Aegean Marine Petroleum Network Inc. (“Aegean”) or any of Aegean’s subsidiaries or affiliates; and/or (viii) being employed by or otherwise involved in Chemical Transportation Group Ltd (“ChemTran”) or any of its subsidiaries or affiliates, in each case so long as such activities do not materially interfere or conflict with the Executive’s duties hereunder or create a material business or fiduciary conflict, and only so long as such services are provided not in violation of Section 9 hereof.  In this regard, the parties understand and mutually agree that the Executive’s recent and current activities in connection with MEM, MEP, Genco, Baltic, Aegean and/or ChemTran, and any future activities of a similar nature and scope involving the same entities (and/or any successor to or purchaser of substantially all of the assets of any such entity), in each case so long as such entities (or, as applicable, such successor or purchaser) are not engaged in the Business (as defined in Section 9(b)), shall not be treated as materially interfering with the Executive’s duties hereunder or creating any material business or fiduciary conflict, and are not in conflict with Section 9(b) hereof.

(c)                                  In connection with Section 1(b) above, the Executive agrees that, while he is actively employed by the Company, he shall, on a reasonably timely best efforts basis, direct to the Company any then current or future material business, commercial or investment opportunity that he is presented with that directly involves the international maritime transportation of (i) crude oil or (ii) refined products derived from crude oil, in each case by oil tanker (excluding the conduct of bunkering operations anywhere), (the “Business Opportunity”).  Notwithstanding any other provision of this agreement or any other agreement between the Company and Executive, the Company expressly acknowledges and agrees that Executive, before and during his employment by the Company, shall have no fiduciary, contractual or other obligation whatsoever to the Company to direct to the Company (or its shareholders) any current or future business, commercial or investment opportunity not involving a Business Opportunity.  For the avoidance of doubt, this no-obligation exclusion shall apply, for example, to any current or future business, commercial or investment opportunities involving any dry bulk transportation, any container ship transportation, any bunkering services wherever and to whomever provided, any chemical transportation (other than refined products derived from crude oil), and/or any over-land or non-international transportation of any products of any kind.  For purposes of the above, “bunkering operations” shall be deemed to include, without limit, any marine fuel supply and logistics activities involving marketing and/or physically supplying refined marine fuel and/or lubricants to crude oil tankers and any other vessels of any type anywhere (including, without limit, in port, at sea, or on or in inland rivers, canals or lakes, or in harbors).

2.                                      EMPLOYMENT TERM.  The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of the date hereof (the “Effective Date”).  Following the end of the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to the end of the Initial Term or such extension period, as applicable.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof.  The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”  For clarity, any non-renewal of this Agreement by the Company at the end of the Initial Term (or any subsequent renewal term) shall be treated as a termination of Executive’s employment by the Company without Cause.

3.                                      BASE SALARY.  The Company agrees to pay the Executive a base salary at an annual rate of not less than $750,000, payable in accordance with the regular payroll practices of the Company, but in no event less frequently than monthly.  The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased) from time to time after the Effective Date by the Board.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                      ANNUAL BONUS.  During the Employment Term, the Executive shall be eligible to receive an annual discretionary cash incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 150% of the Executive’s Base Salary (the “Target Bonus”), in each case upon the attainment of one or more pre-established annual performance goals established by the Board or any committee thereof after consultation with the Executive, which shall be paid no later than March 15 of the calendar year immediately following the calendar year in which or with which the applicable performance period ends.

5.                                      EMPLOYEE BENEFITS.

(a)                                 BENEFIT PLANS.  During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of the Chairman and/or its senior executive employees generally, subject to satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)                                 BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed promptly, in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred by the

Executive during the Employment Term (and paid, whether during or after the Employment Term) and in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto.

(c)                                  VACATIONS.  During the Employment Term, the Executive shall be entitled to five (5) weeks of paid vacation per calendar year (as prorated for partial years) and such vacation carryover rights (if any) in accordance with the Company’s policies on vacation day accrual and use applicable to its senior executives as in effect from time to time.

(d)                                 MANAGEMENT EQUITY-BASED INCENTIVE PROGRAM.  Upon the pricing date for the initial public offering of any class of the common stock of Gener8 Maritime, Inc., a Marshall Islands Corporation (“Gener8”), or any of its affiliates pursuant to an offering registered under the Securities Act, that occurs in calendar year 2015, the Executive shall be granted restricted stock units on approximately 1,081,379 shares of Gener8 common stock in a form substantially similar to the Restricted Stock Unit Agreement attached hereto as Exhibit B.  In this connection, the parties agree that, if a Change in Control (as defined in the Gener8 Maritime, Inc. 2012 Equity Incentive Plan, as amended and restated in June 2015) occurs prior to an IPO, then the RSU grant referred herein and in Exhibit B shall be made at least one day prior to such Change in Control, and shall full vest on the closing of such Change in Control.  If the IPO is delayed until calendar year 2016 such that no RSU grant is automatically made under the first sentence of this Section 5(d), the parties agree to negotiate in good faith to create a comparable RSU grant opportunity for an IPO in 2016.

(e)                                  D&O INDEMNIFICATION & INSURANCE COVERAGES.  The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees and expense advancement rights), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company.  This obligation shall survive the termination of the Executive’s employment with the Company.  The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

6.                                      TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                 DISABILITY.  Upon thirty (30) days’ prior written notice by the Company to the Executive or by Executive to the Company of termination due to Disability. For purposes of this Agreement, “Disability” shall mean Executive’s physical or mental inability to perform the Executive’s duties to the Company or subsidiary (i) for (A) a continuous period of one hundred and eighty (180) days and remains so incapable at the end of such one hundred and eighty (180) day period or (B) periods amounting in the aggregate to one hundred and eighty (180) days within any one period of two hundred and seventy (270) consecutive calendar days and remains so incapable at the end of such aggregate period of two hundred seventy (270) days, (ii) Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or company affiliate to which the Executive provides services (or a successor plan) or (iii) Executive is determined to be totally disabled by the Social Security Administration.  Executive shall not be treated as “Disabled” if he returns to service prior to the end of the 30-day notice period.

(b)                                 DEATH.  Automatically upon the date of death of the Executive.

(c)                                  CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the Executive’s conviction or plea of guilty or nolo contendere to a felony, other than a traffic-related felony; (ii) the Executive’s continued failure to substantially perform the Executive’s material employment duties set forth in the Agreement (other than due to a mental or physical impairment and other than by reason of mere poor performance or poor results); (iii) a material act of fraud; (iv) a material breach of the non-competition/non-solicitation provisions of this Agreement; (v) the Executive’s having engaged in material willful misconduct that the Executive knew or reasonably should have known would be materially injurious to the financial condition or business reputation of the Company; or (vi) a material breach of a material Company policy previously communicated to the Executive in writing.  Notwithstanding anything herein to the contrary, the Executive’s employment shall not be terminated for Cause pursuant to clauses (ii), (v) or (vi) above unless the Executive is given written notice by the Company of the circumstances constituting the basis for termination and, if such circumstances are curable, the opportunity to cure for 30 days after receipt of such Notice by the Executive.  For purposes of this Section 6(c), any action or inaction by Executive shall not be treated as willful if done or not done (i) based on and in reliance on any lawful written direction of the Company’s Board or a Board Committee, (ii) based on and in good faith reliance on the legal advice of the Company’s outside legal counselor, or (iii) in the good faith belief that such action or inaction was in, or not opposed to, the best interests of the Company or its shareholders.

(d)                                 WITHOUT CAUSE.  Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than due to Executive’s death or Disability).

(e)                                  GOOD REASON.  Upon written notice by the Executive to the Company of a termination for Good Reason.  “Good Reason” shall mean (i) a material diminution in the Executive’s titles, reporting lines, duties or authorities from those in effect as of the Effective Date as the senior most executive of the Company; provided, however, that in the event that the Executive voluntarily agrees to cease being the CEO but remains the Chairman of the Board at the same or higher salary, target bonus and long-term compensation levels, such action shall not constitute “Good Reason” hereunder; (ii) any reduction in the Executive’s Base Salary, other than an across-the-board reduction applicable to all senior executive officers of the Company (provided that the cumulative reductions as of any point in time may not exceed 10% of Executive’s Base Salary as of the Effective Date); or (iii) a required relocation of more than 25 miles of the Executive’s primary place of employment as of the Effective Date; it being understood, however, that the Executive may be required to travel on business to other locations as may be reasonably required or desirable in connection with the performance of his duties specified in the Agreement.  To invoke a termination for Good Reason, (A) the Executive must provide written notice within sixty (60) days of the event, (B) the Company must fail to cure such event within 30 days of the Executive giving such notice and (C) the Executive must terminate employment within 30 days following the expiration of the Company’s cure period with no cure.

(f)                                   WITHOUT GOOD REASON.  Upon ten (10) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (provided, however, that the Company may, in its sole discretion, make effective earlier than any notice date, but not retroactive to a date prior to such notice date).

(g)                                  EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.

7.                                      CONSEQUENCES OF TERMINATION.

(a)                                 DEATH.  In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)                                     any unpaid Base Salary through the date of termination;

(ii)                                  reimbursement for any unreimbursed business expenses incurred by Executive through the date of termination;

(iii)                               any accrued but unused vacation time in accordance with Company policy;

(iv)                              any vested tax-qualified and non-qualified retirement, savings or 401(k) account balances or benefits, which shall be paid in accordance with their terms;

(v)                                 the earned but unpaid Annual Bonus (if any) for the most recent performance period ending prior to the date of termination, and a pro rata bonus for the year of death if employment is terminated due to death; and

(vi)                              all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (including, without limit, pursuant to the terms of any equity award agreement under the Company’s 2012 Equity Incentive Plan), in each case in accordance with their terms.

(Collectively, the compensation and benefits referred to in Sections 7(a)(i) through 7(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)                                 DISABILITY; TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON OR AS A RESULT OF EXECUTIVE’S NON-EXTENSION OF THIS AGREEMENT.  In the event that the Executive’s employment and/or Employment Term ends (w) on account of the Executive’s Disability, (x) by the Company for Cause, (y) by the Executive other than for Good Reason, or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof (other than in connection with a Good Reason termination by the Executive), the Company shall pay or provide the Executive with the then applicable Accrued Benefits and any Company-provided long-term or short-term disability benefits for which the Executive may qualify in accordance with their terms; provided that in the event that the Executive’s employment is terminated by the Company for Cause, the Executive shall not be paid the bonus described in Section 7(a)(v) above.

(c)                                  TERMINATION WITHOUT CAUSE, FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT.  If the Executive’s employment by the Company is terminated (x) by the Executive for Good Reason, (y) by the Company other than for Cause, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof other than for Cause, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 20 hereof:

(i)                                     The then applicable Accrued Benefits;

(ii)                                  Subject to the Executive’s continued compliance (in all material respects) with the obligations in Sections 8, 9 and 10 hereof (to the extent applicable), an amount equal to the sum of (A) an amount equal to two (2.0) times the Executive’s annual Base Salary and (B) an amount equal to two (2.0) times Executive’s Target Bonus for the last completed Company fiscal year, which total payment shall be paid in twelve (12) equal monthly installments over the twelve (12) month period immediately following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 20 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto, and shall also be subject to the delayed payment provisions in Section 20(b) below, if applicable; and

(iii)                               Subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof (to the extent applicable), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage.

Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company (other than any payouts with respect to any then outstanding awards at the time of termination that may have been previously granted pursuant to the Company’s 2015 Equity Incentive Plan or a successor plan, which shall continue to apply in accordance with their terms) or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d)                                 OTHER OBLIGATIONS.  Upon any termination of the Executive’s employment with the Company, the Executive shall, if and to the extent so requested by the Company or if Executive so decides, promptly resign from any other position as an officer, director or fiduciary of any Company-affiliated entity.

(e)                                  EXCLUSIVE REMEDY.  The Accrued Benefits, severance and other amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to, or as referenced in, Sections 6 and 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates — other than and excluding (i) Executive’s equity award rights (if any) under the then applicable equity award agreement(s) (which shall be governed by the terms of such award agreement(s)), (ii) his COBRA-related health insurance continuation rights for himself and his family, and (iii) his post-employment D&O indemnification and insurance coverage rights that continue to apply in accordance with their terms (collectively, the “Reserved Rights”).  The Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement other than a breach by the Company relating to Executive’s Reserved Rights.

8.                                      RELEASE; NO MITIGATION AND NO OFFSET.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement after termination of employment beyond the Accrued Benefits and the Reserved Rights, shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached hereto as Exhibit A), and only if such release is executed and delivered by Executive (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  The Executive shall have no duty to seek other employment and the amounts, benefits and entitlements payable to the Executive hereunder or otherwise shall not be subject to reduction, offset or repayment for any compensation received by the Executive from services provided by the Executive to any person or entity following the termination of the Executive’s employment with the Company.

9.                                      RESTRICTIVE COVENANTS.

(a)                                 CONFIDENTIALITY.  During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all non-public data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other non-public confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or actively-contemplated and pursued potential business, activities and/or operations of the Company or any of its majority-owned or controlled subsidiaries (the “Company Group”), including, without limitation, any such non-public information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other non-public confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive including, for example, pursuant to any information publicly disclosed in the Company’s SEC filings; (iii) is known by one or more entities in the shipping business outside of the Company (or its affiliates) through no wrongful act of the Executive or any representative of the Executive; (iv) was known by

Executive prior to, or independent of, the Executive’s involvement with the Company; or (v) if permitted by law, the Executive is required to disclose by applicable law, regulation, governmental authority or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information.  Notwithstanding the above, nothing herein shall in any way restrict Executive’s ability to disclose or discuss with his immediate family and advisors and others the terms of this Agreement, any related equity award or other agreement or any aspect of Executive’s compensation or benefits (including, without limit, his equity compensation); provided that such persons agree to keep such information confidential to the extent that it is not public information.

(b)                                 NONCOMPETITION.  The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services for any competing Business could result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information, which, if disclosed, could unfairly and inappropriately assist in competition against the Company Group, (iii) in the course of the Executive’s employment by a competitor, the Executive might likely use or disclose such Confidential Information, (iv) the Company Group has substantial relationships with their customers and the Executive has had and will continue to have access to these customers, and (v) the Executive has generated and will continue to generate goodwill for the Company Group in the course of the Executive’s employment.  Accordingly, during the Executive’s employment hereunder and for a period of twelve (12) months thereafter (the “Restricted Period”), the Executive agrees that, the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, with respect to any business involving the international maritime transportation of petroleum or petroleum-based products involving crude oil including, for the avoidance of doubt, any refined products resulting from crude oil (but excluding any bunkering services) (the “Business”), in each case in any maritime locale of any country (and limited, for the avoidance of doubt, to shipping through international waters) in which or from which the Company conducts business as of the end of the Employment Term.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, or from investing, as a passive investor, in any private equity and hedge funds or similar investment vehicles, in each case so long as the Executive in such connection has no active participation in the business of an operating entity directly engaged in the Business other than what is permitted hereunder.  For the avoidance of doubt, and consistent with Section 1(b), nothing herein shall preclude Executive from engaging in any dry bulk transportation, container ship transportation, bunkering services of any kind, chemical transportation (including, without limit, clean products not derived from crude oil) or over-land or non-international water transportation, or in any business activities specifically allowed pursuant to Section 1(b).

(c)                                  NONSOLICITATION; NONINTERFERENCE.

(i)                                     During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of the Executive’s employment for any reason, a customer of the Business of the Company Group to purchase goods or services then sold through the Business by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                  During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) knowingly solicit, aid or induce any employee, exclusive representative or agent engaged in the Business of the Company Group to leave such employment or retention (other than with respect to any employee, exclusive representative or agent whose employment or retention was previously terminated in connection with a Board-approved termination of employment other than for Cause or reduction in force) or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of its respective vendors, joint venturers or licensors connected with the Business.  Any person described in this Section 9(c) shall be deemed covered by this Section while so employed or retained and for a period of twelve (12) months thereafter.  This provision shall not apply to outside professional advisors, including, without limitation, outside financial and/or legal advisors.

(d)                                 NONDISPARAGMENT.  The Executive agrees during the Restricted Period not to make negative comments or otherwise disparage the Company Group or any of their officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company.  The Company agrees during the Restricted Period that the individuals holding the positions of executive officers of the Company while Executive is employed by the Company or as of or after the date of termination and the members of the Board as of such times and dates will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative, arbitral or litigation proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Executive and the Company’s executives and directors shall not be violated by statements that the Executive or they in good faith believe are necessary or appropriate to make in connection with performing his or their duties and obligations to the Company.

(e)                                  INVENTIONS.

(i)                                     The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that directly relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with his employment at the Company, either during normal working hours while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon unless, in the case of Section 7(e)(i)(B), it also directly relates to any work done on Executive’s own time in connection with his employment by any of the entities listed in Section 1(b)(iv) through (viii).  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request.  The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions.  The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii)                                  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)                               Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that, with respect to amendments made while Executive is an employee of the Company, Executive remains at all times bound by their most current version, provided that it has been communicated to Executive in writing.

(f)                                   RETURN OF COMPANY PROPERTY.  On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request) or within ten (10) business days thereafter, the Executive shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  However, Executive shall be entitled to retain copies of his personal files, including, without limit, copies of this Agreement, any equity award agreements or other documents, any employee plan documents, and any personal compensation and benefit information summaries, and any emails or other communications relating thereto and an electronic copy of his calendar and contact list from Outlook or similar company program so long as such materials do not include any Confidential Information.  In addition, the Executive may retain any Company owned or leased mobile phone (provided that the Company shall not pay for any continuing service related thereto) and the Company will cooperate in transferring, if the phone carrier so permits, any such accounts in the Company’s name to the Executive’s name.  For avoidance of doubt, Executive shall also retain his ownership rights to any and all artwork in the Company’s offices that he owns.

(g)                                  REASONABLENESS OF COVENANTS.  In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof.  The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and its trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9 unless the Company seeks to enforce them beyond the agreed-on scope and time limit (but may challenge the covenants’ application to his particular circumstances).  It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations (if any) to such member under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 9.

(h)                                 REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum lesser extent permitted by the laws of that state.

(i)                                     TOLLING.  In the event of any actual material violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)                                    SURVIVAL OF PROVISIONS.  The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter until they expire in accordance with their terms.

10.                               COOPERATION.  Subject to the Executive’s other personal and business commitments and to the extent not inconsistent with Executive’s legal rights or position or the legal position of a future employer of the Executive, upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that, while employed by the Company and for a two-year period thereafter, the Executive shall, if requested, respond and reasonably provide information with regard to matters in which the Executive has direct knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and its respective representatives in defense of any third-party claims that may be made against the Company Group, and will reasonably assist the Company Group in the prosecution of any claims against third parties that may be made by the Company Group — in each case only to the extent that such third-party claims, or such claims against third parties, directly relate to the period of the Executive’s employment with the Company and to Executive’s services to the Company during such period (collectively, the “Claims”).  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving third party Claims that are filed or threatened against the Company or its affiliates, to the extent the Executive is legally permitted to do so.  The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is or may be a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation regarding Claims or potential Claims, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary or appropriate in connection with the performance of the Executive’s duties hereunder or to protect or preserve Executive’s rights under this Agreement or otherwise or as may be required by law or regulation) with respect to the facts or subject matter of any pending third party litigation or regulatory or administrative proceeding involving the Company Group without giving prior written notice to the Company or the Company’s counsel.  Upon receipt of appropriate documentation related thereto, the Company agrees to reimburse the Executive for his reasonable out of pocket travel expenses (on a basis commensurate with his travel while employed for the Company) incurred by the Executive in complying with this Section 10.  In addition, the Company shall pay the Executive an hourly fee, in an amount (rounded to the nearest whole cent) determined by dividing the sum of the Executive’s Base Salary and Target Bonus as in effect on the date of termination by 1,800, for services rendered by the Executive in complying with this Section 10; provided that no such payment shall be required by the Company under this Section 10 during the Employment Term or during any period in which severance is being paid to the Executive pursuant to Section 7 hereof.

11.                               EQUITABLE RELIEF AND OTHER REMEDIES.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof may be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.  In the event of a material willful violation by the Executive of Section 9 or Section 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

12.                               NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.                               NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown in the books and records of the Company,

With a copy to

Brian T. Foley, Esq.
One North Broadway — Suite 411
White Plains, NY 10601-2310

If to the Company:

Gener8 Maritime, Inc.
299 Park Avenue
New York, New York 10171
Attention: Chief Financial Officer and/or General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.                               GOVERNING LAW; JURISDICTION.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law provisions.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

18.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto and Executive’s separate equity award agreements and any applicable agreements, Board resolutions and plan or program documents for Executive’s various employee benefits and his D&O indemnification and insurance coverage rights referred to herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof; provided that in the event that the Executive is or becomes a party to any other agreement providing for restrictive covenants similar to Section 9, such agreement shall also apply pursuant to its terms.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

19.                               REPRESENTATIONS.  The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or impede the Executive from performing all of the Executive’s duties and obligations hereunder.

20.                               TAX MATTERS.

(a)                                 WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  In the event that the Company, at the request of the Executive, fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b)                                 SECTION 409A COMPLIANCE.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder

(collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)                              For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)                                 Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(c)                                  CODE SECTION 280G.  Notwithstanding any provision of the Plan to the contrary, if any payments or benefits the Executive would receive from the Company under this Agreement or otherwise in connection with a change in ownership (as defined under Section 280G(b)(2) of the Code) (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 20(c), would be subject to the excise tax imposed by Section 4999 of the Code, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments.  Any determination required under this Section 20(c) shall be made in writing by a nationally recognized accounting firm jointly selected by the Company and by the Executive acting in good faith or, if the parties are unable to agree on such appointment, then by the Company’s independent certified public accountants, in either case appointed prior to any change in ownership (as defined under

Section 280G(b)(2) of the Code), or tax counsel selected by such applicable accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Executive.  For purposes of making the calculations required by this Section 20(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction pursuant to this Section 20(c) of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio.  For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first.  For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio.  For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.

21.                               AUTHORITY TO EXECUTE ON BEHALF OF COMPANY.  This will confirm that this Agreement has been duly authorized by the Company’s Board, and that the person executing this Agreement on behalf of the Company has been expressly authorized to do so by the Board.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

GENER8 MARITIME, INC.

By:	/s/ Leonard J. Vrondissis

Name:	Leonard J. Vrondissis

Title:	Executive Vice President and CFO

EXECUTIVE

/s/ Peter Georgiopoulos
Peter Georgiopoulos

Signature Page - Employment Agreement (Georgiopoulos)

EXHIBIT A

GENERAL RELEASE

I, Peter Georgiopoulos, in consideration of and subject to and conditioned on the performance by Gener8 Maritime, Inc. (together with its majority-owned or controlled subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of               (the “Agreement”) (including, without limit, Section 7 thereof), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) if and only to the extent expressly provided below with respect to the types and categories of Claims listed below (this “General Release”).  The Released Parties other than the Company are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                                      I understand that any severance payments or benefits paid or granted to me under Section 7(c)(ii) of the Agreement (other than my Accrued Benefits and Reserved Rights) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the severance payments and benefits specified in Section 7(c)(ii) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such severance payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                                      Subject to and conditioned upon the Company’s performance of its obligations under Section 7(c)(ii) of the Agreement (absent a material breach of the Agreement by Executive) and, except as provided below or in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which, as of or prior to the date of the execution of this Release, arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                                      I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that, subject to the express provisions of this Release, my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                      I agree that, subject to the express exceptions stated below, I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, the Company agrees that, for purposes of paragraphs 3 and 5 of, and any other provision of, this Release, I am not waiving, and instead expressly reserve my right to enforce (i) any of my rights to the Accrued Benefits, Reserved Rights or any severance benefits to which I am entitled under Section 7 of the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) any of my equity award rights (which shall be governed by a separate award agreement unless the Company and I otherwise agree in writing), and/or (iv) any of my rights as an equity or security holder in the Company or its affiliates, and no such rights shall constitute a waived Claim for purposes of this Agreement.

6.                                      In signing this General Release, I acknowledge and intend that, subject to the exceptions expressly stated in this Release, it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that, subject to my expressly reserved rights to enforce the Agreement (including, without limit, Section 7 thereof) and my Accrued Benefits and Reserved Rights, in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.                                      I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.                                      I agree that, unless and until filed with the SEC, this form of General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel or advisor I have consulted regarding the meaning or effect of the Agreement or this Release, or to any financial institution in connection with a financing, or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.  This provision will not apply if and when the Agreement is disclosed in a public filing (e.g., in connection with or as part of an IPO filing).

9.                                      Any nondisclosure provision in this General Release shall not prohibit or restrict me (or my attorneys or advisors) from responding to any inquiry about the Agreement or this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other governmental entity or agency, or as may otherwise be required by applicable law or a court of competent jurisdiction, or as may be necessary in my good faith belief to enforce the terms of the Agreement and/or this Release.

10.                               I hereby acknowledge that Sections 7 through 20 of the Agreement, shall survive my execution of this General Release.

11.                               I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.                               Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.                               The provisions of this General Release shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:
Peter Georgiopoulos

ACKNOWLEDGED AND AGREED:

GENER8 MARITIME, INC.

BY:	DATED:

EXHIBIT B

FORM RESTRICTED STOCK UNIT AGREEMENT